Exhibit 10.1

STATE OF NEW YORK
Marketing Agreement
COUNTY OF NEW YORK

THIS AGREEMENT entered into as of the 2nd day of July, 2008 by and between The Retirement Solution.com, Inc. (hereinafter referred to as “TRES”), and Allied Global Ventures, LLC (hereinafter referred to as “AGV”) as follows:
W I T N E S S E T H:
WHEREAS, TRES is a publicly traded company engaged in the business of the education of investors and the providing of said investors with certain proprietary financial information;
WHEREAS, Allied Global Ventures, LLC is a limited liability corporation organized and existing under the laws of The State of Florida for the purpose of entering into business transactions;
WHEREAS, the Parties desire to enter into this Agreement to evidence their entire contract regarding the funding of advertising and marketing expenditures on behalf of TRES;
NOW, THEREFORE, in consideration of the funding to be made by AGV into TRES as hereinafter stated and for other and valuable consideration, the Parties hereby agree as follows:

1.
AGV hereby agrees to fund up to one million dollars ($1,000,000) into TRES for the purpose of marketing and advertising activities on behalf of TRES.

2.
TRES hereby agrees to return 120% of the funds provided by AGV from the revenue generated from each TRES marketing event. In the event that a marketing campaign event does not generate 120% of expended funds from the revenue of said event, the shortfall will be covered by the revenue from other marketing activity events paid for by AGV. In the event that the initial marketing event activities in their aggregate do not generate at least 120% of AGV’s funded expenditures, TRES agrees that it will cover the shortfall from other events and revenues which are generated by TRES in its other businesses.

3.
AGV hereby agrees to fund the total amount of up to $1,000,000.00 in the form of periodic payments upon receiving monthly invoices from TRES. Said monthly payment(s) shall be made to TRES immediately upon receipt of invoice(s). TRES hereby agrees to provide the first payment to AGV on January2, 2009 and each monthly funding payment thereafter will also be paid on the six-month anniversary date of when TRES received the funds from AGV for the marketing activity events.

4.
AGV agrees to accept secured convertible promissory notes at the six month anniversary date of each funding in lieu of cash and for which the first payment will be due in six months, that is on January 2, 2009. Similarly, each subsequent payment will be due thereafter on the six month anniversary of the monthly funding.

5.
TRES hereby agrees to place 12 million shares of its common stock as collateral to secure the convertible promissory notes and TRES agrees to provide additional shares as collateral in the event that the shares fall below $.10 per share and remain below $.10 per share for 20 consecutive trading days.

6.
The secured convertible promissory note referred to above will be payable six months from the date of said secured convertible promissory notes.

7.
The secured convertible promissory note referred to above shall have a conversion price of $.10 per share and shall be convertible at the option of the holder at any time after the issuance of said secured convertible promissory notes.

8.
TRES should use its best efforts to register the shares referenced above underlying the secured convertible promissory notes by January 1, 2009.

9.
At the closing of this transaction AGV shall deliver to TRES any documents necessary in form reasonably satisfactory to TRES as shall be effective to effectuate the terms of this agreement.

10.
The Closing of the transaction provided for herein (the “Closing”) shall take place on July 2 , 2008. (the “Closing Date”).

11.
Both parties to this agreement represent and warrant that they have full power and authority to enter into this agreement and to effectuate the terms as provided herein.

12.
Each Party hereby agrees to be fully responsible for its own legal fees and expenses incurred in connection with this transaction. TRES has been represented by THE EICHHOLZ LAW FIRM, P.C. of Savannah, Georgia and AGV shall have the opportunity to consult with counsel of their choice but AGV hereby recognizes, ratifies, and affirms that it has not consulted with nor has been represented by THE EICHHOLZ LAW FIRM, P.C.

13.
This Agreement embodies the entire understanding of the Parties and there are no implied warranties with respect to the matters referred to herein and no amendment or modification of this Agreement may be made except in writing by the Parties hereto.

14.
All statements, covenants and agreements contained herein in connection with the transactions herein contemplated shall be deemed warranties, representation, covenants and agreements by each party as the case may be and shall survive the Closing of this transaction.

15.
This Agreement and the legal relations among the Parties hereto shall be governed by and construed in accordance with the law of the State of New York.

16.
This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors, legal representatives and assigns. Nothing in the Agreement, express or implied, is intended to confer on any other person other than the Parties hereto or their respective successors, legal representatives and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

17.
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same instrument even if said documents are executed by facsimile.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

The Retirement Solution.com, Inc.

By:	/s/
N. S. Maturo, CEO

Allied Global Ventures, LLC

By:	/s/